Exhibit 10.28

Real Goods Solar, Inc. has entered into the attached Form of Employment Offer Letter with the officers and directors of Mercury Energy, Inc. listed below on identical material terms other than as disclosed below:

Date	Mercury Officer or Director	Vice President Title	Reporting Supervisor	Base Salary	Additional Employment Condition
8/8/13	Jared Haines	Commercial Sales	Tim Seamons	$225,000.00	None
8/8/13	Anthony Coschigano	East Coast Operations	Tim Seamons	$200,000.00	Notwithstanding the foregoing, you may continue to operate ECNY Electric Inc. and ECNY Electrical Contracting Inc., provided that those entities are not installing more than an aggregate of $500,000 of solar installations in any twelve month period.
8/7/13	Andrew Zaref	Project Finance	Kam Mofid	$225,000.00	None

[•]

Via Email [•]@mercurysolarsystems.com

RE:	Employment with Real Goods Solar, Inc.

Dear Mr. [•]:

Effective upon the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger (the “Merger”) between Real Goods Solar, Inc., a Colorado corporation (the “Company”), Real Goods Mercury, Inc., a Delaware corporation, and Mercury Energy, Inc., a Delaware corporation (“Mercury”), we are pleased to offer you the position of Vice President of [•] of what will be the Mercury division of Real Goods Solar, Inc., at Mercury’s headquarters in New York. You will be based out of this location although some travel will be required to our other offices in other parts of the country. This is a full-time, exempt position. Your employment will commence on the date of the Closing, and you will be reporting directly to [•].

SALARY: Your annualized base salary will be $[•] less applicable withholdings, paid periodically in accordance with normal Company payroll practices.

EQUITY INCENTIVE: Pursuant to the terms of the Company’s 2008 Long-Term Incentive Plan, as amended (“Plan”), and subject to shareholder approval of an amendment to the Plan increasing the number of shares available for issuance under the Plan, you will be granted an option to purchase 200,000 shares of the Company’s class A common stock (RSOL Nasdaq) with an exercise price equal to the market closing price on the later of (i) date of the Closing and (ii) the date shareholder approval is obtained for the amendment increasing the number of shares available for issuance under the Plan, subject to the vesting schedule set forth in your stock option agreement and the terms of the Plan (the “Stock Option”). In the event the shareholders have not approved the amendment increasing the number of shares available for issuance under the Plan at a duly convened stockholders meeting (including any adjournment or postponement thereof) on or prior to your first day of employment, the Company will work with you in good faith to amend the vesting schedule of your Stock Option, as determined by the Board in the Board’s reasonable discretion, to take into account the time period between the start of your employment and the shareholder approval of the Stock Option award. In the event the shareholders do not approve such amendment increasing the number of shares available for issuance under the Plan at a duly convened stockholders meeting (including any adjournment or postponement thereof), the Company will work with you in good faith to establish an equitable form of compensation, as determined by the Board in the Board’s reasonable discretion. Upon a Change of Control (as defined below), 50% of the Stock Option that is unvested at the time of the Change in Control (or such greater portion the buyer in such Change of Control transaction offers to participants in the Plan) will immediately vest in full. The remaining unvested portion of the Stock Option will continue to vest in accordance the applicable award documents relating to the Stock Option. “Change of Control” for purposes of the accelerated vesting of the Stock Option shall mean a new or an existing shareholder currently owning less than 10% of shares of the Company becoming a majority shareholders.

BONUS: Your annual bonus opportunity will be up to 50% of your base salary, less applicable withholdings (“Bonus”). Your Bonus will be based upon achievement of financial objectives as determined by the CEO, with your input, and as approved by the Board.

For 2013, your Bonus shall be based upon the Closing occurring prior to December 31, 2013 and the achievement of the following revenue goals for the second half of 2013:

•	The Mercury division of the Company has earned revenues for the second half of 2013 (“Revenues”) in excess of $12,000,000 and achieves an EBITDA target of at least 5% of such Revenues, then your Bonus shall be $50,000;

•	Revenues exceed $25,000,000 and the Mercury division of the Company achieves an EBITDA target of at least 5% of such Revenues, then your Bonus shall be an additional $50,000, for a total Bonus of $100,000;

•	To the extent Revenues are greater than $12,000,000 but equal to or less than $25,000,000, and the 5% EBITDA target is met, the Bonus will be prorated between $50,000 and $100,000; and

•	If Revenues fail to exceed $12,000,000 or if the 5% EBITDA target is not met, you shall not be entitled to, and the Company shall not be obligated to pay to you, any Bonus. The parties agree that expenses incurred by the Mercury division approved in writing in advance by the CEO, in his discretion, shall be excluded from this EBITDA target calculation.

Any Bonus will be paid in a single lump sum cash payment. You must be an employee of the Company or an affiliate of the Company at the time a Bonus is paid in order to receive the Bonus, and no Bonus will be prorated. If you are not an employee of the Company or an affiliate of the Company at the time a Bonus is to be paid, you will forfeit, and the Company will not be obligated to pay to you, the Bonus. The determination as to whether the EBITDA and Revenue requirements for any Bonus have been met will be made in the Company, as evidenced by the Company’s audited financials for such period.

For subsequent years, the Bonus revenue and EBITDA targets shall be designated within 60 days following the close of the prior fiscal year.

BENEFITS: During your employment with the Company, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company or its subsidiaries applicable to other similarly-situated employees of the Company. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. You will be entitled to four weeks of paid time off (PTO) per year, accruing in accordance with the Company’s policies and practices regarding PTO. The benefits to which you will be entitled are set forth in the Employee Handbook and in other, more specific, benefits documents that will be provided to you. The Company may, from time to time, in its sole discretion, modify or eliminate the benefits and programs offered to employees, including you. Until the later of January 1, 2013 or the Closing, the Company or its subsidiary will continue to pay your complete medical insurance benefit cost in the same manner historically paid by Mercury, however following such date, Company contributions for such benefits will be treated in the same manner as contributions made to other Company employees.

SEVERANCE: In the event your employment is terminated without Cause (as defined below) or you terminate your employment with the Company for Good Reason (as defined below), you will be entitled to receive (i) cash severance equal to six months of your base salary, paid in accordance with the Company’s normal payroll practices and (ii) a single lump sum cash payment of all accrued but unused PTO, in accordance with the Company’s policies, paid no later than 30 days following your termination of employment, subject to your providing to the Company a fully-executed and irrevocable release of all known and unknown claims no later than the 60th day immediately following your termination of employment and abiding by the terms of the release agreement. If you fail to timely provide to the Company the fully-executed and irrevocable release, you will forfeit, and the Company will have no obligation to pay or provide to you, the aforementioned severance benefits. All other benefits, including but not limited to life insurance, disability insurance, etc., shall cease upon your termination of employment unless otherwise required by applicable laws. As of the date hereof, you acknowledge that your accrued and unused PTO as an employee of Mercury is equal [•]. The PTO provided by the Company hereunder shall take such accrued and unused PTO into account and shall in no event result in more than four weeks of PTO per year.

CAUSE AND GOOD REASON: For purposes of this agreement:

“Cause” means (a) misappropriation of funds, (b) conviction of or plea of guilty or no contest to a crime involving, money or property of the Company, fraud, embezzlement, theft, or other felony involving an act of violence, (c) gross negligence in the performance of duties, (d) material breach of a fiduciary duty to the Company, or other action having the effect of materially injuring the business or reputation of the Company; or (e) breach of any material contractual obligations to the Company. Prior to a determination of cause, the Company shall provide you written notice of the alleged basis for cause within 5 days following its occurrence and provide you with five (5) business days within which to cure.

“Good Reason” means the occurrence, without the your consent, of one or more of the following actions, to which you object in writing to the Board within 5 days following initial notification of its occurrence or proposed occurrence, and which action is not then rescinded within five (5) business days after delivery of such notice: (i) a material reduction by the Company of your title, authority, duties or responsibilities, (ii) a failure to pay or reduction of your base salary or material reduction in benefits, (iii) failure of any successor or assign of the Company to assume the terms of this Agreement, (iv) a material breach of this Agreement; and (v) any act by the Company requiring you to engage in any act involving dishonesty, theft or fraud.

CONDITIONS OF EMPLOYMENT: Your employment with the Company is contingent upon satisfactory results of all background and reference checks and drug screening, as well as verification of your eligibility to work in the United States. This offer will be rescinded if you either fail or refuse the background check or the drug screening.

The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, your employment is contingent upon you agreeing to covenants concerning confidentiality, non-competition, and non-solicitation of employees and customers, as well as an assignment of inventions included in the Non-Disclosure, Non-Solicitation and Non-Competition Agreement attached hereto as Exhibit B (the “Non-Disclosure Agreement”).

Your employment with the Company will be governed by the terms and conditions of this agreement, the Non-Disclosure Agreement, the Company’s Employee Handbook, and the Company’s policies and practices, all as they may be amended from time to time in the Company’s sole discretion, except to the extent those terms are inconsistent with this agreement. You agree to read and abide by the policies set forth in these documents. By accepting employment with us, you agree to perform your duties to the best of your abilities and to act at all times in the best interests of the Company and its clients. You further agree to comply with all laws, regulations and professional obligations that may apply to you now and in the future.

By accepting this offer and signing below, you further agree to devote your full efforts, attention, and energies to the Company. While employed by the Company, you may not work as an employee or consultant of any other organization or engage in any other activities that conflict or interfere with your employment obligations to us, including working for a competitive organization or undertaking any activities that could create a conflict of interest, whether such activities are for monetary gain or otherwise, without the prior written consent of the Company’s CEO.

AT-WILL EMPLOYMENT: You should understand that your employment with the Company is “at-will,” meaning that either you or the Company may terminate your employment at any time for any reason. No provision of this offer letter or the accompanying Non-Disclosure Agreement shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. This at-will provision applies throughout your employment with the Company (and its subsidiaries, affiliates or successors) regardless of any change in your title, position, responsibility, compensation or location. No employee of the Company may verbally alter your status as an at-will employee. In order to be effective, any change to your at-will status must be express and in writing, executed by the undersigned.

With respect to your relationship with the Company, this agreement (including the documents referenced in this agreement, such as the Nondisclosure Agreement and the stock option agreement), contains the entire understanding between you and the Company, and supersedes any prior agreements, understandings, and communications between you and the Company, and upon the Closing will supersede any prior agreements, understandings, and communications between you and Mercury, in each case whether oral, written, implied or otherwise, other than the Retention Bonus Agreement executed by you and Mercury on the date hereof. This agreement may not be modified except in a writing signed by the CEO of the Company and you.

The compensation and benefits provided under this agreement are intended to be exempt from the requirements of the statutory provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), and this agreement shall be construed and interpreted in accordance with such intent. You understand and agree that you are solely responsible for any and all taxes due as a result of any compensation, including any severance, provided hereunder and no provision of this agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from you or any other individual to the Company or its affiliates. In the event the Company determines that any compensation payable or benefit provided hereunder may be subject to the requirements of Section 409A, the Company (without any obligation to do so or obligation to indemnify you for any failure to do so) may adopt, without your consent, such amendments to this agreement or take any other actions that the Company in its sole discretion determines are necessary or appropriate for such compensation or benefit to either (a) be exempt from the requirements of Section 409A or (b) comply with the requirements of Section 409A. Whenever a payment under this agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and you shall have no right (directly or indirectly) to determine the year in which such payment is made. Each installment payment payable hereunder shall be deemed to be a separate payment for purposes of Section 409A. No compensation or benefit that is subject to the requirements of Section 409A and that is payable upon your termination of employment shall be paid unless your termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If you are deemed at the time of your separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation or benefits to which you are entitled under this agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall not be provided to you prior to the earlier of (1) the expiration of the six-month period measured from the date of your “separation from service” with the Company or (2) the date of your death. Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to you, and any remaining compensation and benefits due under this agreement shall be paid or provided as otherwise set forth herein. The determination of whether you are a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of your separation from service shall be made by the Company in accordance with the terms of Section 409A (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

This agreement will be governed by New York law, without reference to the choice of law or conflicts of law principles thereof. If any term, provision, paragraph, or condition of this agreement is held to be invalid, illegal, or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary to allow this agreement to remain enforceable in full force and effect. The unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provision of the agreement.

To indicate your acceptance of this offer, please sign below and return the enclosed copy of this agreement no later than [•], 2013, at which time this offer expires.

I am very excited to welcome you. I am certain that you will find employment with us to be challenging and rewarding, and I look forward to working with you. In the meantime, should you have any questions at all, please do not hesitate to contact me or Crystine Hodges, Director of HR.

Sincerely,

Kam Mofid

CEO

I understand and agree to the foregoing terms, and accept Real Good Solar’s offer of at-will employment on the terms set forth above.

[•]
[•]	Date

EXHIBIT

NON-COMPETITION, NON-SOLICITATION,

NON-DISCLOSURE AGREEMENT

This Non-Competition, Non-Solicitation, Non-Disclosure and Agreement (this “Agreement”) is entered into by and between [            ] (the “Employee”) and Real Goods Solar, Inc., a Colorado corporation (the “Company”).

WHEREAS, the Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important; and

WHEREAS, any employment offer with the Company is contingent upon your exection of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Best Efforts. Except where otherwise explicitly provided in the Offer Letter dated August     , 2013 between Employee and the Company, during the period of Employee’s employment by the Company, Employee shall devote his full time and best efforts to the business of the Company, and shall neither pursue any business opportunity outside the Company nor take any position with any organization other than the Company without the written approval of the Chief Executive Officer or his/her designee.

2. Non-competition. During the period of Employee’s employment by the Company and for one year following the termination of such employment, regardless of the reasons for termination, Employee shall not, directly or indirectly, within the United States, (i) accept employment with any business or entity that is in competition with the products or services being created, developed, manufactured, marketed, distributed or sold by the Company, or (ii) engage in any business or activity (whether alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder) that is in competition with the products or services being created, developed, manufactured, marketed, distributed or sold by the Company. Employee’s ownership of less than 1% of the equity securities of any publicly traded company will not by itself violate the terms of this Section.

3. Trade Secrets. Employee acknowledges that (a) the Company is the owner of certain proprietary or confidential information respecting existing and future products and services, designs, methods, know-how, techniques, systems, processes, databases, specifications, engineering data, developments, customer lists, customer information, financial information, pricing information, personnel information, business plans, projects, plans, and proposals (collectively, “Trade Secrets”); (b) the Company does business throughout the United States and needs to protect its Trade Secrets throughout the country; (c) Employee has gained and/or will gain knowledge of the Company’s Trade Secrets solely by virtue of Employee’s employment with the Company, and (d) the confidentiality of the Company’s Trade Secrets is vital to the success of the Company.

4. Non-solicitation of Customers. During the period of Employee’s employment with the Company and for one year following the termination of employment, regardless of the reasons for termination, Employee shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, solicit or do business with any customer of the Company or any potential customer of the Company (i) with whom Employee has had contact or (ii) about whom Employee obtained information, or became familiar with through the Company’s Trade Secrets during the course of Employee’s employment with the Company.

5. Non-solicitation of Employees.

(a) During the period of Employee’s employment by the Company and for one year following the termination of employment, regardless of the reasons for the termination, Employee will not, in any manner, hire or engage, or assist any company or business organization by which Employee is employed or which is directly or indirectly controlled by Employee to hire or engage, any person who is or was employed by the Company (or is or was an agent, representative, contractor, project consultant or consultant of the Company) at the time of Employee’s termination or during the period of one year thereafter.

(b) During the period of Employee’s employment by the Company and for one year following the termination of Employee’s employment, regardless of the reasons for the termination, Employee will not, in any manner, solicit, recruit or induce, or assist any company or business organization by which Employee is employed or which is directly or indirectly controlled by Employee to solicit, recruit or induce, any person who is or was employed by the Company (or is or was an agent, representative, contractor, project consultant or consultant of the Company) at the time of Employee’s termination or during the period of one year thereafter, to leave his or her employment, relationship or engagement with the Company.

6. Non-disclosure. Employee shall not at any time, whether during or after the termination of Employee’s employment, reveal to any person or entity any Confidential Information except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing. The term “Confidential Information” shall include any information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, the Company’s Trade Secrets. Employee shall keep confidential all matters entrusted to Employee and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing Employee’s duties as an employee of the Comp any, nor shall Employee use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.

7. Company Property. Employee agrees that during Employee’s employment Employee shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company. The term “Company Property” shall include all notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, software code, data, computers, cellular telephones, pagers, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in Employee’s possession, custody or control. Employee further agrees that Employee shall not, after the termination of Employee’s employment, use or permit others to use any such Company Property. Employee acknowledges and agrees that all Company Property shall be and remain the sole and exclusive property of the Company. Immediately upon the termination of employment Employee shall deliver all Company Property in Employee’s possession, and all copies thereof, to the Company.

8. Assignment of Developments.

(a) If at any time or times during Employee’s employment, Employee shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to Employee by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, or other Trade Secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection), Employee shall promptly disclose to the Company (or any persons designated by it) each such Development. In addition, after termination of Employee’s employment, Employee will disclose all patent applications filed by Employee alone, or jointly with others, within a year after termination of employment. Employee hereby assigns all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) Employee may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

9. Remedies. It is agreed that any violation or threatened violation of this Agreement, especially paragraphs 2 through 7, will likely cause the Company immediate and irreparable injury for which money damages would not be an adequate remedy; therefore, the Company shall, in addition to any other right or remedy available at law or in equity, have the right and remedy to enjoin, preliminary and permanently, Employee for breach or threatening to breach the same and to have the same specifically enforced by any court of competent jurisdiction within the state specified below in paragraph 16. Employee hereby waives, and agrees to waive in any such action, any requirement that the Company secure a bond in connection with the obtaining of such injunctive or other equitable relief. Employee further acknowledges and agrees the covenants set forth in paragraphs 2 through 6 are reasonable and valid in time, scope and geographic area and all other respects, and are necessary to protect the legitimate business interests of the Company, especially its Trade Secrets.

10. Further Assurances. Employee shall, during Employee’s employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized officers may reasonably require:

(a) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to a Development and when so obtained or vested to renew and restore the same; and

(b) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection.

(c) If the Company is unable, after reasonable effort, to secure Employee’s signature on any application for patent, copyright, trademark or other analogous protection or other documents regarding any legal protection relating to a Development, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Employee.

11. Employment At Will. Except where otherwise explicitly provided in the Offer Letter dated August     , 2013 between Employee and the Company, employee understands that this Agreement does not constitute an implied or written employment contract and that Employee’s employment with the Company is on an “at-will” basis. Accordingly, Employee understands that either the Company or Employee may terminate Employee’s employment at any time, for any or no reason, with or without prior notice.

12. Severability. Employee hereby agrees that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. Employee hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

13. Amendments; Waiver. Any amendment to or modification of this Agreement shall be in writing and signed by the Company and Employee. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

14. Survival. This agreement shall be effective as of the date entered below. Employee’s obligations under this Agreement shall survive the termination of Employee’s employment regardless of the manner of such termination and shall be binding upon Employee’s heirs, executors, administrators and legal representatives.

15. Assignment. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Employee may not assign this Agreement.

16. Representations.

(a) Employee represents that Employee’s employment with the Company and Employee’s performance of all of the terms of this Agreement do not and will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company. Employee has not entered into, and Employee shall not enter into, any agreement either written or oral in conflict herewith.

(b) Employee agrees that any breach of this Agreement by Employee will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Employee’s obligations hereunder. The Company may apply for such injunctive relief in any court of competent jurisdiction without the necessity of posting any bond or other security.

17. Governing Law; Forum Selection Clause. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of New York and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in such State, Employee hereby submits to the jurisdiction and venue of any such court.

18. Entire Agreement. This Agreement sets forth the complete, sole and entire agreement between the parties on the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date first above written.

Signature of Employee (Please Sign)
Name of Employee (Please Print)

Date:

Address:

Real Goods Solar, Inc.

By:
Its: